Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Jim Stoffel (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT REPORTS FIRST QUARTER RESULTS

Company Implements Series of Initiatives to Reduce Costs and Improve Profitability

MINNEAPOLIS – (Apr. 23, 2008) – Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the SLEEP NUMBER® bed, today announced results for the fiscal first quarter ended March 29, 2008. Net sales for the quarter totaled $168.2 million, a decrease of 22 percent, compared to $216.5 million in the first quarter of 2007. The company reported a first quarter net loss of $7.1 million, or $0.16 per diluted share, compared to net income of $10.7 million, or $0.21 per diluted share in the first quarter of 2007.

“Our first quarter results were affected by a combination of external and internal factors. Performance was significantly impacted by a reduction in consumer discretionary spending due to a weakening U.S. economy. At the same time, we reduced media spend in anticipation of the launch of our new marketing campaign,” said Bill McLaughlin, chief executive officer. “To mitigate the impact of lower volume, we are taking decisive action to reduce costs and preserve cash, while at the same time selectively investing in initiatives to stabilize our business and better leverage our model going forward.”

Cost Reduction and Strategic Investment Initiatives

Since late in the fourth quarter of 2007, Select Comfort has accelerated initiatives to improve bottom-line performance including significantly reducing general and administrative costs, sales and manufacturing costs, and raising prices on select models. The cumulative benefit

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to our cost structure from these initiatives is expected to exceed $30 million over the balance of the year and $45-plus million on an annualized basis. Specifically, the company:

•	Eliminated more than 170 positions including 17 percent of corporate staff;
•	Reduced promotional discounts and took pricing action that total approximately $12 million over the balance of the year;
•

Reduced planned 2008 store openings from 30 to 24 stores. As previously communicated, the company will close approximately 15 stores in 2008 and will continue to monitor performance across its entire store base to determine if additional actions are necessary;

•	Reduced the number of store remodels from 50 to 20 for the year;
•	Deferred the launch of SAP until 2009, in order to reduce the short-term cost and resource impact associated with implementation.

In addition to aggressively managing costs and better aligning infrastructure with current business trends, the company has strategically invested in programs to drive improved sales and profitability, including:

•	The launch of a new comprehensive brand marketing campaign across all company-owned channels and multiple media forums;
•	Restoring media spending to 2007 levels; and
•	Introducing new products at new price points.

First Quarter Summary

First quarter sales benefited from 34 net new company-owned stores opened during the past 12 months. Broader product distribution partially offset a 25 percent decline in first quarter same-store sales. First quarter e-commerce and direct-marketing sales were negatively impacted by lower media investments, with revenues in these channels declining 19 percent and 32 percent, respectively. Wholesale sales declined 37 percent, primarily due to two factors: timing of QVC shows in the first quarter, as well as the launch of an updated retail partner product last year that increased prior-year sales.

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Select Comfort Reports First Quarter Results – Page 3 of 9

First quarter gross profit margin of 57.6 percent declined 4.4 percentage points from 62.0 percent in the prior-year period. The decline reflects a downward shift in sales mix and higher commodity costs. The sales mix improved significantly in March following the introduction of the company’s new Sleep Number® 6000 bed model.

Sales and marketing costs decreased to $90.6 million and increased as a percentage of net sales to 53.9 percent, compared to 45.3 percent in the first quarter of 2007. General and administrative expenses decreased to $16.2 million and increased to 9.6 percent of sales compared to 8.1 percent of sales in the first quarter of 2007. First quarter costs include $1.5 million in severance costs.

Cash flows from operating activities totaled $14.6 million for the first quarter, compared to $27.5 million for the same period last year. Capital expenditures totaled $10.3 million for the quarter, compared to $8.4 million in the first quarter of 2007. As of March 29, 2008, cash and cash equivalents totaled $6.2 million and outstanding debt totaled $44.0 million.

“We have made the difficult decisions required to drive improved performance as the year progresses,” said McLaughlin. “We expect operating cash flows will be positive while judiciously investing in high-return initiatives. These investments, such as our new marketing campaign and new product introductions, will help to stabilize sales volume and return to profitability in the second half of 2008.”

Fiscal 2008 Outlook

The company anticipates that macro-economic pressures will continue throughout the year. The company expects net losses to continue for the second quarter of this year, the seasonal low point for sales, with earnings improving in the second half as seasonally higher sales periods return and the benefits of cost reduction initiatives and media spend begin to take effect. Results for 2008 will benefit from a fifty-third week in the fourth quarter.

In terms of costs and margins, the company anticipates that inflationary costs from oil and currency exchange will be offset in part by higher selling prices on select products. Gross

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margins are expected to improve slightly in future quarters. The company anticipates that overall spending on media, selling and marketing will be in line with 2007 over the balance of the year. The company also expects general and administrative costs to be slightly lower than in 2007.

The company is forecasting capital expenditures of $27 million for new stores, store remodels, SAP implementation, and certain manufacturing and logistics investments. This compares to $44 million in 2007. The company expects to have approximately 485 retail locations at the end of fiscal 2008.

Conference Call

Management will host its regularly scheduled conference call to discuss the company’s results on April 23, 2008 at 5 p.m. Eastern Time (4 p.m. Central; 2 p.m. Pacific). To listen to the call, please dial (888) 972-6711 (international participants dial (210) 234-0123) and reference the passcode “Sleep.” In advance of the call, a presentation will be available at www.selectcomfort.com/investors. To access the Webcast, please also visit the investor relations area of the Select Comfort Web site.

A replay will remain available until midnight Eastern Time, Friday, May 2, 2008 by dialing (203) 369-1799. The Webcast replay will remain available in the investor relations area of the company’s Web site for approximately 60 days.

About Select Comfort Corporation

Founded more than 20 years ago, Select Comfort Corporation is the nation’s leading bed retailer(1). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its more than 480 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

(1) Top 25 Bedding Retailers, Furniture/Today, August 2007.

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Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events; consumer confidence; effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; consumer acceptance of our products, product quality, innovation and brand image; our ability to continue to expand and improve our product line; industry competition; warranty expenses; risks of potential litigation; our dependence on significant suppliers, and the vulnerability of any suppliers to commodity shortages, inflationary pressures, labor negotiations, liquidity concerns or other factors; our ability to fund our operations, through cash flow from operations, or availability under our bank line of credit or other sources, and the cost of credit or other capital resources necessary to finance operations; rising commodity costs; the capability of our information systems to meet our business requirements and our ability to upgrade our systems on a cost-effective basis without disruptions to our business; and increasing government regulations, including new flammability standards for the bedding industry which bring product cost pressures and have required implementation of systems and manufacturing process changes to ensure compliance. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

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Select Comfort Reports First Quarter Results – Page 6 of 9

SELECT COMFORT CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended
	March 29, 2008	% of Net Sales	March 31, 2007	% of Net Sales

Net sales	$168,165	100.0%	$216,509	100.0%
Cost of sales	71,239	42.4%	82,341	38.0%
Gross profit	96,926	57.6%	134,168	62.0%
Operating expenses:
Sales and marketing	90,600	53.9%	98,138	45.3%
General and administrative	16,161	9.6%	17,619	8.1%
Research and development	874	0.5%	1,584	0.7%
Asset impairment charges	333	0.2%	—	0.0%
Operating (loss) income	(11,042)	(6.6%)	16,827	7.8%
Other (expense) income, net	(246)	(0.1%)	394	0.2%
(Loss) income before income taxes	(11,288)	(6.7%)	17,221	8.0%
Income tax (benefit) expense	(4,155)	(2.5%)	6,544	3.0%
Net (loss) income	$(7,133)	(4.2%)	$10,677	4.9%

Net (loss) income per share – basic	$(0.16)		$0.21

Net (loss) income per share – diluted	$(0.16)		$0.21

Reconciliation of weighted-average shares outstanding:
Basic weighted-average shares outstanding	44,058		49,713
Effect of dilutive securities:
Options	—		1,879
Warrants	—		1
Restricted shares	—		205
Diluted weighted-average shares outstanding[1]	44,058		51,798

1For the first quarter of fiscal 2008, potentially dilutive securities have been excluded from the calculation of diluted weighted average shares outstanding, as their inclusion would have had an anti-dilutive effect on our net loss per diluted share.

Select Comfort Reports First Quarter Results – Page 7 of 9

SELECT COMFORT CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share amounts)

subject to reclassification

	(unaudited) March 29, 2008	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$6,203	$7,279
Accounts receivable, net of allowance for doubtful accounts of $1,126 and $876, respectively	7,488	18,902
Inventories	25,655	32,517
Prepaid expenses	11,065	9,816
Deferred income taxes	6,552	6,796
Other current assets	2,868	3,833
Total current assets	59,831	79,143

Property and equipment, net	83,811	80,409
Deferred income taxes	27,445	25,543
Other assets	3,749	5,394
Total assets	$174,836	$190,489

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving credit facility	$43,475	$37,890
Accounts payable	52,575	69,775
Customer prepayments	9,299	8,327
Accruals:
Sales returns	3,456	3,751
Compensation and benefits	17,459	14,865
Taxes and withholding	3,921	4,812
Other current liabilities	7,953	9,723
Total current liabilities	138,138	149,143

Warranty liabilities	6,705	6,747
Capital lease obligations	410	—
Other long-term liabilities	11,583	10,473
Total liabilities	156,836	166,363

Shareholders’ equity:
Undesignated preferred stock; 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 142,500 shares authorized, 44,834 and 44,597 shares issued and outstanding, respectively	448	446
Additional paid-in capital	1,005	—
Retained earnings	16,547	23,680
Total shareholders’ equity	18,000	24,126
Total liabilities and shareholders’ equity	$174,836	$190,489

Select Comfort Reports First Quarter Results – Page 8 of 9

SELECT COMFORT CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited – in thousands)

subject to reclassification

	Three Months Ended
	March 29, 2008	March 31, 2007

Cash flows from operating activities:
Net (loss) income	$(7,133)	$10,677
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,858	6,803
Stock-based compensation	813	2,072
Excess tax benefits from stock-based compensation	(2)	(756)
Disposals and impairments of assets	339	10
Changes in deferred income taxes	(1,658)	1
Change in operating assets and liabilities:
Accounts receivable	11,414	(2,380)
Inventories	6,862	(915)
Prepaid expenses and other assets	1,352	(478)
Accounts payable	(4,777)	10,016
Customer prepayments	972	653
Accrued sales returns	(295)	872
Accrued compensation and benefits	2,607	(2,378)
Accrued taxes and withholding	(888)	4,587
Warranty liabilities	(59)	(386)
Other accruals and liabilities	(796)	(873)
Net cash provided by operating activities	14,609	27,525
Cash flows from investing activities:
Purchases of property and equipment	(10,274)	(8,395)
Proceeds from sales and maturity of marketable debt securities	—	29,796
Net cash (used in) provided by investing activities	(10,274)	21,401
Cash flows from financing activities:
Net decrease in short-term borrowings	(5,591)	(370)
Repurchases of common stock	—	(43,825)
Proceeds from issuance of common stock	178	1,170
Excess tax benefits from stock-based compensation	2	756
Net cash used in financing activities	(5,411)	(42,269)

(Decrease) increase in cash and cash equivalents	(1,076)	6,657
Cash and cash equivalents, at beginning of period	7,279	8,819
Cash and cash equivalents, at end of period	$6,203	$15,476

Select Comfort Reports First Quarter Results – Page 9 of 9

SELECT COMFORT CORPORATION

AND SUBSIDIARIES

Supplemental Financial Information

(unaudited)

	Three Months Ended
	March 29, 2008	March 31, 2007
Percent of sales:
Retail	78.7%	76.1%
Direct	7.5%	8.7%
E-Commerce	6.9%	6.6%
Wholesale	6.9%	8.6%
Total	100.0%	100.0%

Sales growth rates:
Comparable-store sales	(25%)	(11%)
Net new stores	5%	10%
Retail total	(20%)	(1%)
Direct	(32%)	(11%)
E-Commerce	(19%)	27%
Wholesale	(37%)	37%
Total	(22%)	2%

Stores open:
Beginning of period	478	442
Opened	7	7
Closed	(4)	(2)
End of period	481	447

Retail partner doors	774	841

Other metrics:
Average sales per store ($ in 000’s) *	$1,228	$1,449
Average sales per square foot ($s) *	$942	$1,197
Stores > $1 million net sales *	67%	79%
Average mattress sales per mattress unit
(Q1 Company-owned channels; $s)	$1,630	$1,703
Return on equity (trailing twelve months)	19%	43%
Cash and marketable debt securities ($ in 000’s)	$6,203	$66,807

* trailing twelve months for stores open at least one year